MICHELSON GROUP CORPORATE DEVELOPMENT AGREEMENT

This Agreement (the "Agreement') is entered into as of this 17th day of June, 1998, by and between The Michelson Group, Inc., a Nevada corporation ("Michelson"), with its principal place of business at 5000 Birch Street, Suite 9600, Newport Beach, CA 92660, and Gen-Tel Communications with its principal place of business at 3151 Airway Ave., Suite P-3, Costa Mesa, CA 92626 (the "Company").

                                   RECITALS

WHEREAS, Company intends to be a public company which is required to file periodic and other reports under section 13 or 15(d) of the Securities Exchange Act of 1934 and envisions that it will need the services of corporate development activities of Michelson; and

WHEREAS, Company desires to engage Michelson to perform corporate development services on behalf of Company; and

WHEREAS, Michelson has the ability and knowledge necessary for the performance of such services; and

WHEREAS, Michelson and Company desire, pursuant to the terms of this Agreement, to set forth the ten, and conditions pursuant to which Michelson will perform corporate development services on behalf of Company.

WHEREAS, as used herein, "Applicable Date" means June 23, 1998 if Michelson does not terminate this Agreement as provided in Section 1.2.6.

NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                  ARTICLE I
                              Scope of Services
1.1 Michelson agrees to perform for the Company the corporate development services describe as follows:

1.1.1 Referrals; Key Employees. Michelson shall advise the Company on the selection of professionals and Company agrees to meet and retain such professionals provided that the compensation to such professionals is at or less than market rate and that such professionals and their compensation are mutually agreed upon by the Company and Michelson. Company will name one designee of Michelson to its Board of Directors and recommend said designee to its shareholders for election as a director at future shareholder meetings of the Company. Michelson recognizes that the shareholders may not cast their votes for such designee and such failure shall not constitute a breach of this Agreement.

1.1.2 Stock Option Plan. Michelson recognizes that having management own a significant ownership position in the Company is a valuable tool for focusing their attention on increasing shareholder value. Accordingly, Michelson recommends that the Board of Directors put into effect a stock option plan to be used for acquiring additional management as well as incentivizing current management.

1.1.3 Capitalization. Michelson shall make all reasonable efforts to help Company reach the business objectives to be mutually agreed upon at a later date.

1.1.4 The Support System. Michelson will develop, implement and maintain an ongoing stock market support system with the general objective of expanding stockbroker awareness of the Company's activities, and hence to generate commensurate interest in the Company's stock.

1.2   Company acknowledges as follows:

1.2.1 No Guarantees. Michelson makes no guarantees, representations or warranties as to the particular results from Michelson corporate development services, the response and timeliness of action by the stockholder and brokerage community, including but not limited to guarantees, representations or warranties as to future stock price of Company.

1.2.2 Review Responsibility. Company understands that the accuracy and completeness of any document prepared by Michelson or its advisers is dependent upon Company's alertness to assure that such document contains all material facts which might be important and that all such documents must not contain any misrepresentation of a material fact nor omit information necessary to make the statements therein not misleading. To that end, Company agrees to review, and confirm to Michelson in writing that you have reviewed, all materials for their accuracy, and completeness prior to any use thereof. Company also acknowledges that this responsibility continues in the event that the materials become deficient in this regard.

1.2.3 Representations and Warranties. The Company represents and warrants to Michelson that all information provided prior to the execution of this Agreement, in writing or otherwise, is true and complete. In the event that such information is determined to be inaccurate, incomplete or otherwise misleading, this Agreement may be immediately terminated, at the sole discretion of Michelson.

1.2.4 Issuance of Additional Securities/Indebtedness. Commencing with the execution of this Agreement and ending two years from the date of the Agreement, the Company and its princi al shareholders will not issue any additional securities (except Securities issued inconnection with the currently proposed private securities offerings and Securities issuable upon the exercise or conversion of existing warrants, options or other convertible securities, or those issuable upon presently existing employee stock option plans) or incur and additional indebtedness (except in the ordinary course of business of to an aggregate of $250,000.00. It is the Company's ordinary course of business to buy switches that can be $5 million) without the prior written consent of Michelson.

1.2.5 The contract is subject to Michelson completing its due diligence by June 23, 1998. if Michelson is not satisfied for any reason, Michelson may terminate this contract with no obligation to Michelson by June 23, 1998.

                                  ARTICLE II
                          Compensation for Services

2.1 In consideration for entering into this Agreement and performing the services described immediately above, Company agrees to compensate Michelson as follows:

2.1.1 Cash Compensation. Company agrees to pay to Michelson a monthly fee of $6,500.00, to be paid on the 15th of each month, in advance, beginning upon execution of this agreement. Michelson agrees to accrue one half of its fees until Company breaks escrow on its secondary financing, and Michelson agrees to accrue the first month's fees until
Company is a public entity. Company agrees to bring current all Michelson fees upon breaking of escrow and to pre-pay three months forward fees when Company breaks escrow on its secondary financing.

2.1.2 Stock Compensation. Commencing on the Applicable Date, Company agrees to issue to Michelson warrants to purchase that number of shares of common stock of the Company (the "Warrants") which would, upon exercise, result in Michelson holding of 9.9% of the outstanding shares of the Company upon completion of the proposed bridge financing. Such Warrants shall be exercisable for a period of five years from the Applicable Date at an initial price of $.01 per share. The Company shall execute and deliver a customary Warrant Agreement evidencing the Warrants. Michelson acknowledges that the Warrants and the shares issuable upon exercise of the Warrants (the "Shares") will initially be "restricted securities" (as such term is define in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), that the Warrants and Shares will include a restrictive legend, and that the Warrants and Shares cannot be sold unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless Michelson complies with an exemption from such registration and qualification (including without limitation, compliance with Rule 144).

2.1.3 In order to facilitate Company's growth plan, Michelson agrees to exercise the warrants due Michelson under this contract in the following schedule: one fourth of the warrants can bc exercised by Michelson immediately, an additional one fourth upon Company's stock trading at a $40 million public stock market valuation (for example: 10 million shares outstanding trading at $4 per share is a $40 million valuation); the remainder under this contract, including those listed under paragraph 2.1.4, are due Michelson upon Company breaking escrow on a debt or equity financing of $3 million or over for the Company.

Company shall issue the stock certificate for the Shares within five (5) days after the exercise of any Warrants.

2.1.4 Antidilution. It is the intention of the parties hereto that upon completion of the reverse merger and bridge financing, the number of warrants to be held by Michelson shall equal 9.9% of the then issued and outstanding shares of stock. This 9.9% is to be calculated on a fully diluted basis assuming that the entire bridge financing is completed. The Company agrees that it shall issue additional warrants to Michelson, if necessary, in order to assure that Michelson receives this 9.9%. Michelson shall be diluted in the same manner that all other shareholders of the Company are diluted, in all offerings occurring subsequent to the completion proposed bridge financing.

2.1.5 Expenses. Company agrees to pay all incidental costs and expenses associated with services provided by Michelson. Such expenses are separate from cash compensation as set out above, and include but not limited to such incidental costs and expenses as travel and lodging, copying charges, printing charges, long distance telephone charges, facsimile charges, postage, special mailings and other reasonable expenses. Such expense shall in every instance be reasonable and verifiable with appropriate back-up documentation. All expenses over $1,000.00 a month will be pre-approved by Company.

                                 ARTICLE III
                            Term of the Agreement
3.1 This Agreement shall commence upon execution of this Agreement and continue during the two year period of time following the date of this Agreement. Renewal shall be determined by a vote of the Board of Directors of the Company. Notwithstanding the foregoing, the Company or Michelson, as the case may be, may terminate this Agreement immediately upon written notice to such party upon the occurrence of any of the following: (a) the other party shall become insolvent or make an assignment for the benefit of Creditors; and (b) the other party shall breach any of the material terms of this Agreement. If this Agreement is terminated on or before the termination date of this Agreement (as set forth above) for any reason other than a default by Michelson, the entire cash fee shall immediately become due and payable, shall be deemed to be earned as of such date, and no offset, refund or reduction of payments shall be attributable to such termination. The provisions of Article II shall survive the termination of this Agreement.

                                  ARTICLE IV
                              Status of Parties

4.1 Nothing contained in this Agreement shall be construed to imply that either Michelson, the Company, or any employee, agent or other authorized representative of any such party, is a partner, joint venturer, agent officer or employee of the other. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions. The Company and Michelson arc independent contractors, each responsible for its own actions, costs and expenses. Neither Michelson nor the Company shall have any right to, and shall not, commit the other party to any agreement, contract, or undertaking or waive or compromise any of such other party's rights against customers or other parties. All compensation paid to Michelson shall constitute earnings from self-employment income and the Company shall not withhold any amounts therefrom as federal or state income tax withholding from wages or as employee contributions under the Federal Insurance Contribution Act (Social Security) or any similar federal or state law applicable to employers and employees.

                                  ARTICLE V
                               Indemnification

5.1 Company acknowledges that Michelson must at all times rely upon the accuracy and completeness of information and documents supplied to Michelson by the Company's officers, directors, agents and employees. Consequently, Company and the entities affiliated with Company agree to indemnify and hold harmless Michelson, its officers, directors, employees and agents (collectively, the "Indemnitees") against and from any and all losses, claims, damages or liabilities, joint or several, which Indemnitees or any of them may become subject, and to reimburse Indemnitees or any of them for any legal or other expenses (including the cost of any investigation and preparation) incurred by Indemnitees or any of them, arising out of or in connection with any inquiry, litigation or other proceeding, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon, (i) any act taken or omitted to be taken by Indemnitee's services hereunder, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any information (written or oral) furnished by you to Indemnitees or the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading.

                                  ARTICLE VI
                               Confidentiality

6.1 Michelson agrees not at any time (during or after the term of this Agreement) to disclose or use, except in pursuit of the business of the Company (for purposes of this Article, "the Company" shall include the Company and any affiliate of the Company), and Proprietary Information of the Company acquired during the term of this Agreement- For Purposes of this Agreement the phrase "Proprietary Information" means all information which is known or intended to be known only to Michelson or employees of the Company any document, record or other information of the Company or others in a confidential relationship with the Company and relates to specific business matters such as patents, patent applications, trade secrets, secret processes, proprietary know-how, information of the Company's business, and identity of suppliers or customers or accounting procedures of the Company or relates to other business of the Company. Michelson agrees not to remove from the premises of the Company except in the pursuit of business of the Company any document, record or other information of the Company. Michelson recognizes that all such documents, records or other information, whether developed by Michelson or by someone else for the Company are the exclusive property of the Company, as the case may be.

                                 ARTICLE VII

Miscellaneous

7.1 .Waiver. No waiver of any breach of default of this Agreement by Michelson shall be considered to be a waiver of any other breach or default of this Agreement.

7.2 Severability. If any portion of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, that portion hereof shall be deemed to be reformed to the extent necessary to cause such portion to be enforceable and the same shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable portions.

7.3 Entire Agreement. This Agreement, which may be signed in duplicate or counterparts, replaces and supersedes all previous Agreements between Michelson and the Company, contains the entire understanding between the parties, and may not be changed, altered, amended, or modified, except in writing, duly executed by each of the parties.

7.4 Assignment. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other.

7.5 Governing Law. This Agreement shall be governed by the laws of the State of California.

7.6 Attorney's Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its Attorney's Fees and Costs.

7.7 Arbitration and Venue. Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or recision, shall be settled by arbitration in Orange County, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association before one arbitrator. The arbitrator sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification. The parties consent to the jurisdiction of the Superior Court of California, and of the United States District Court for the Central District of California for all purposes in connection with such arbitration including the entry of judgment on any award. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail or the equivalent, return receipt requested, or by personal service or in such manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. The parties further agree that arbitration proceedings must be instituted within one year after the claimed breach occurred, and that such failure to institute arbitration proceedings within such period shall constitute an absolute bar or the institution of any proceedings and a waiver of all claims. This section shall survive the termination of this Agreement.

7.8 Facsimile Signature. Any signature on a facsimile copy of the Agreement shall be binding and valid as if made on the original copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement t e uly executed and delivered as of the date first written above.

 MICHELSON GROUP, INC.

 By: /s/Bruce Berman
     Bruce Berman, President

 "COMPANY"

 By: /s/ Paul Sandhu

Its: President

         Amendment to The Michelson Group, Inc. Corporate Development
          Agreement with Gen-Tel Communications dated June 17, 1998

It is mutually agreed to amend paragraph 2.1.1 to read:

Cash Compensation. Company agrees to pay to Michelson a monthly fee of $6.500.00, to be paid on the 15th of each month, in advance, beginning upon execution of this agreement. Michelson agrees to accrue its fees until Company breaks escrow on its bridge financing. Company agrees to bring current all Michelson fees upon breaking of escrow of bridge financing. Company also agrees to pre-pay three months forward fees when Company reaches $750,000.00 in gross proceeds.

It is mutually agreed to amend paragraph 2.1.3 to read:

In order to facilitate Company's growth plan Michelson agrees to exercise the warrants due Michelson under this contract in the following schedule: one fourth of the Warrants can be exercised by Michelson immediately, an additional one fourth can be exercised by Michelson when company breaks escrow on their proposed bridge financing; an additional one fourth can be exercised upon Company's stock trading at a $40 million public stock market valuation (for example: 10 million shares outstanding trading at $4 per share is a $40 million valuation); the remainder under this contract, including those listed under paragraph 2.1.4, are due Michelson upon Company breaking escrow on a debt or equity financing of $3 million or over for the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                            MICHELSON GROUP, INC.


                            By: /s/Bruce Berman
                                Bruce Berman, President


                            "COMPANY"


                            By: /s/Paul Sandhu
                            Its: President

                                AGREEMENT
                            November 3, 1998


The Michelson Group agrees to loan GTC Telecom $20,000.00. GTC agrees to allow The Michelson Group to exercise 567,983 shares of GTCC stock due The Michelson Group.

Accepted and Agreed           Accepted and Agreed


/s/Bruce Berman               /s/ Eric Clemons
Bruce Berman                  Eric A. Clemons
President                     Chief Operating Officer